CUSIP No. 419352-10-9                                        Page 25 of 31 Pages

                                                                       EXHIBIT 5
                          [On Haven Bancorp Letterhead]


                                  July 30, 1999


*via first class mail and certified mail, RRR*

PL Capital, LLC
323 Main Street
Chatham, New Jersey 07928
Attn: John Palmer and Richard Lashley


Dear John and Richard,

         We are in receipt of your letter dated July 28, 1999 and will discuss its contents at our next regularly scheduled Board meeting on August 26, 1999. We will provide the Board's response to your letter shortly after our meeting.


                                             Very truly yours,

                                             /s/ Philip S. Messina
                                             Philip S. Messina
                                             Chairman, President & CEO





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